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                                                                  EXHIBIT 23





EXHIBIT 23:  CONSENT OF INDEPENDENT AUDITORS


To the Stockholder and Board of Directors of Harris Bankcorp, Inc.

We consent to incorporation by reference in Registration Statement No. 33-28909 on Form S-3 of Harris Bankcorp, Inc. of our report dated January 31, 1997, relating to the consolidated statements of condition of Harris Bankcorp, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the years in the three year period ended December 31, 1996, which report appears on page 79 of the December 31, 1996 Annual Report on Form 10-K of Harris Bankcorp, Inc.


                                                  Coopers & Lybrand L.L.P.

KPMG Peat Marwick LLP

Chicago, Illinois
March 24, 1997